Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2003 Israeli Share Option Plan and the 2005 U.S. Stock Incentive Plan of Passave, Inc. and its subsidiaries of our report dated January 23, 2006, with respect to the audited financial statements of Passave, Inc. and its subsidiaries, included in the Current Report on Form 8-K for the acquisition of Passave, Inc. by PMC-Sierra, Inc.

/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer, A Member of Ernst & Young Global

Tel-Aviv, Israel

May 2, 2006